Exhibit 10.1
Cocrystal Pharma, Inc.

CONFIDENTIAL

July 9, 2015

Walt A. Linscott
585 Glen National Drive
Alpharetta, GA  30004

Re: Employment Offer and Terms

Dear Walt:

This letter is to confirm the offer of employment from Cocrystal Pharma, Inc. (“COCP” or the “Company”).  This letter sets forth the terms of your employment with the Company.  You may indicate your agreement with these terms by signing and dating this letter and returning the same to me.

1.
Position.  Commencing on July 15, 2015, (“Commencement Date”), you will serve the Company as General Counsel and Corporate Secretary (hereinafter referred to as “Employee,” “you” or “your”).  You will report directly to the Chief Executive Officer of COCP and shall perform all duties incident to the position of General Counsel and Corporate Secretary of Company as well as any other duties as may from time to time be assigned by the Board of Directors of Company or such other person as the Company may designate, which duties and authority shall be consistent, and those normally associated, with Employee’s position. Employee agrees to abide by all Company by-laws, policies, practices, procedures, or rules, including the Company’s standards of business conduct (“SBC”). Employee agrees to devote his best efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote his full time and attention exclusively to the business and affairs of Company. Employee is not precluded from performing any charitable or civic duties, provided that such duties do not interfere with the performance of his duties as an employee of the Company, do not violate the SBC or cause a conflict of interest. Employee may sit on the boards of non-Company entities during employment only if first approved in writing by the Company’s Chief Executive Officer.

2.
Base Salary. Your annualized base salary will be Two Hundred Twenty-Five Thousand Dollars (US$225,000.00) payable in accordance with the Company’s prevailing payroll practices for employees.  Employee’s Base Salary will be reviewed periodically and at least at the conclusion of each Calendar year and may be increased based on Employee’s individual performance or increases in competitive market conditions pursuant to Company’s executive compensation policies. All forms of compensation from the Company will be subject to applicable withholding and payroll taxes.

3.
Stock Options Inducement Grant. As an inducement to you to accept employment, subject to the approval of the Compensation Committee of the COCP Board of Directors you shall be granted options to purchase One Million Two Hundred Thousand (1,200,000) shares of COCP’s common stock on your Commencement Date with an exercise price equal to the closing price of the common shares on the date of the grant on any exchange on which COCP’s shares are then traded (the “Inducement Grant” ). The Inducement Grant will vest in four annual installments of one quarter of the shares granted, with the first such installment to vest on the first anniversary of your Commencement Date, and shall continue to vest on that schedule unless there is a change of control in the Company or you are terminated without cause by the Company. In the event of a change of control this Inducement Grant shall accelerate and vest at 100% of the then unvested shares.  In the event of a termination without cause 50% of any then unvested shares shall accelerate and immediately vest upon such termination.  The acceleration provisions stated herein shall control and take precedence over any other provisions in any other document that may conflict or seek to alter these acceleration provisions.

4.
Bonus. You will be entitled to participate in Company’s executive bonus program as administered by its Compensation Committee. Your targeted annual bonus shall be computed using a target that at 100% attainment is equal to 35% of your base salary.  The payment of any bonus is discretionary and the amount of the bonus, if any, will depend on the attainment of individual and Company goals as determined by the Compensation Committee or the Company. For 2015, your bonus amount, if any, will be pro-rated for the percentage of weeks you are employed in 2015.

5.
Benefits. You will be entitled to participate in such benefit programs as are made available to other executive employees of the Company and subject to the terms of such programs. If you are then an employee in good standing you will be entitled to four (4) weeks paid vacation each year.  For 2015 you will receive two (2) weeks of vacation.  You will also receive sick days and other holidays in accordance with the Company’s then prevailing policies.

6.
Reimbursement for Expenses. The Company shall reimburse you for approved travel and other work-related out-of-pocket, reasonable expenses incurred by you in the course of your employment, subject to Company’s applicable procedures.

7.
Additional payments upon Severance and Change of Control. In the event of a change of control or termination without cause, in addition to the accelerated vesting of shares, you will be entitled to twelve (12) weeks of base salary plus four (4) weeks of pay for every year of service; (collectively salary and pay “Cash Payments”) provided, however, that in no event shall any Cash Payments exceed twenty-six (26) weeks of base salary.  You will also receive unpaid and accrued vacation, sick leave and any other statutory compensation earned but unpaid.

8.	Place of Employment. The Company’s current principal place of business in Georgia, and where you will be based, is 1860 Montreal Road, Tucker, GA 30084.

9.
Relocation Expenses. No relocation expenses will be paid unless the Company either relocates its principal place of business to or requires you to be based at a location that is more than 50 miles from the Place of Employment specified in paragraph 8 above (“Relocation”).  In the event of a Relocation Employee may elect to accept any relocation reimbursement offered by Company or treat the Relocation as a termination of employment without cause by delivering a written notice of such election within 30 days of Company’s written notice of Relocation.

10.
Term of employment. You are an employee-at-will. You may resign or the Company may terminate your employment, at any time and for any or for no reason.  Nothing in this letter shall be construed to alter the at-will nature of your employment, nor shall anything in this letter be construed as providing you with a definite term of employment.

11.	Confidentiality. Employee agrees to sign Company’s form of executive confidentiality agreement before July 31, 2015.

12.
Non-Competition Provision. During the term of your employment with the Company and for a period of one year after the termination of your employment, for any reason (the “ Restricted Period”), you agree that you shall not engage, have an interest in, or participate, directly or indirectly, in any business which is, or as a result of your engagement or participation would become, competitive with any aspect of the business of the Company and any of its affiliates (“COCP Group”) in the United States or any other geographic area where the COCP Group does business, or with any specific applications, products or technologies for which  the COCP Group has initiated significant plans to develop (the “Competing Business”). During the Restricted Period, you agree not to become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in any Competing Business (other than ownership of 3% or less of the outstanding securities of any publicity traded company). However, the foregoing restrictions are not intended nor shall be construed to limit you from acting in any capacity for which you are required to hold an active license to practice law in any jurisdiction.

13.
Non-Solicitation.  During the two year period following any termination of your employment you shall not directly recruit or otherwise directly solicit or directly induce any person who is an employee of, or otherwise engaged by, the Company to terminate his or her employment or other relationship with the Company.

14.
Governing Law and Jurisdiction. This letter may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  This letter and the resolution of any disputes between you and any COCP Group member will be governed by the laws of Georgia and resolved in the state and federal courts located in Fulton County, GA.

15.
Code of Conduct. You will be given copies of the Company’s employee handbook and code of conduct when you commence employment or shortly thereafter.  These contain the Company’s policies and procedures.  You are expected to abide by each of these.

16.	Other terms. This letter contains all of the terms of your employment with the Company. It supersedes any prior understandings or agreements, whether oral or written, regarding your employment.

Please indicate your agreement with these terms and accept this offer by signing and dating this letter and returning it to me.  Our employment is subject to (i) the Company satisfactorily completing background checks on you (which you authorize the Company to conduct and review) and (ii) your providing legal proof of identity and authorization to work in the United States.

This offer, if not accepted, will expire at the close of business five days after the date first set forth above.

Sincerely,

Cocrystal Pharma, Inc.

/s/ Jeffrey A. Meckler________
Jeffrey A. Meckler
Interim Chief Executive Officer
On behalf of Cocrystal Pharma, Inc.

ACCEPTED AND AGREED TO:

 /s/ Walt A. Linscott__________                 July 9, 2015_________
Walt A. Linscott                                               Date